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                                                                       Exhibit 2



                         MORTGAGE BANKERS HOLDING CORP.

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement") is made and entered into this 8th day of December, 1998 by and among MORTGAGE BANKERS HOLDING CORP., a publicly-held and traded (OTC:BB:MBHC) New York corporation having its principal place of business at 900 Washington Avenue, Carnegie, Pennsylvania 15106 (hereinafter "MBHC") and James L. Burmeister, an individual residing in the State of Texas, (hereinafter "Seller") of National Institute Companies of America, Inc., a privately-held Texas corporation having its principal place of business at 14901 Quorum Drive, Suite 565, Dallas, Texas, 75240 (hereinafter "Target" or "NICA").


                                    RECITALS

         A. Seller owns or has rights to all of the capital stock, and interests therein, of Target, and

         B. MBHC wishes to buy, and Seller wishes to sell, subject to the provisions of this Agreement, all right, title and interest in such capital stock.


                                   AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the parties agree as follows:

         1. Purchase and Sale and License

         1.01. Purchase and Sale of TargetShares. MBHC agrees to acquire from Seller and Seller agrees to transfer, assign, convey and deliver to MBHC at the Closing, all right, title and interest in and to an aggregate of One Million (1,000,000) authorized shares of capital stock of Target, being all of the authorized shares of capital stock of Target, i.e. 100% of Target's stock, of which One Thousand (1,000) shares have been issued (hereinafter the "TargetShares"), in exchange for an aggregate of One Million Three Hundred Thousand (1,300,000) shares of Series A Preferred Stock of MBHC (hereinafter the "MBHCShares").

         1.02. Proprietary Rights. In addition to the shares exchanged pursuant to Section 1.01, effective at the Closing, Seller hereby grants to MBHC a royalty-free, irrevocable, nonexclusive license (assignable by MBHC or any successor in interest to any of its business) to use all other intangible assets
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of Seller, including patents, patent applications, copyrights, inventions, trade secrets, and other technical know-how, which at or prior to Closing, Target uses or has used in connection with its business or operations. Such license, with respect to copyrighted works heretofore published by the Seller, is limited to a right to use consistent with such copyrights.

         2. Closing

         Unless extended by MBHC, the Closing of the transactions contemplated hereby shall be held on December 8, 1998, via teleconference and facsimile transmission of documents with duplicate originals to be immediately forwarded via U.S. Mail, First Class, Postage Pre-Paid, to the above-named parties, or at such other place or on such other date as shall mutually agreed to in writing by the parties. The date on which the Closing occurs is herein referred to variously as the "Closing Date" and the "Closing." At the Closing:

         2.01.    Seller. Seller shall deliver or cause to be delivered to MBHC:

         (a) certificates representing the TargetShares duly endorsed for transfer and conveyance to MBHC, subject to contingency outlined in Section
7.05 below.

         (b) a corporate resolution of the Board of Directors and stockholders of Target approving the transactions contemplated by this Agreement.

         (c) a list of all accounts in which the funds or other assets of Target are deposited, and

         (d) the corporate records, including the charter documents, minutes of meetings and actions of the board of directors and minutes of meetings and actions of the stockholders, the corporate seal and all books of accounts of Target.

         2.02. MBHC. MBHC shall instruct ChaseMellon Shareholder Services, LLC, the Stock Transfer Agent of record for MBHC, to issue deliver to the Seller a stock certificate in the name of such Seller representing the number of MBHCShares described in Section 1.01.

         3. Representations and Warranties of Target and Seller.

         Except as set forth in the disclosure schedule delivered to MBHC on the date hereof, and signed by the Chairman and Secretary of Target (the "Target Disclosure Schedule"), the sections of which are numbered to correspond to the subsection numbers of this Agreement, Target and the Seller hereby represents and warrants to

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         3.01.    Organization, Qualification.

         (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Target has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to have such power and authority or to be so duly qualified and in good standing would not, in the aggregate, have a material adverse effect on the business, operations or financial condition of Target.

         (b) Target has delivered to MBHC complete and accurate copies of its Articles of Incorporation and Bylaws, each as amended, minutes of all its directors' and shareholder meetings, and a shareholder list correctly setting forth the record ownership as of the date of this Agreement of all outstanding shares and all outstanding rights to purchase or convert into shares of the stock of Target.

         3.02. Capitalization. As of the Closing Date, Target shall have authorized capital stock of One Million (1,000,000) shares of Common Stock, without par value, of which One Thousand (1,000) shares will be issued and outstanding as of such date. All such outstanding shares of Target capital stock have been duly authorized, validly issued, fully paid and nonassessable and are not be subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the Closing Date there will be no outstanding rights, warrants, options, agreements or commitments giving anyone any right to require Target to sell or issue any capital stock or other securities. Between the date hereof and the Closing, Target will not, without the prior written consent of MBHC, issue any additional shares of stock, stock options, warrants, convertible notes or other securities exercisable for or convertible into shares of equity securities of Target. The Target Disclosure contains a listing of all outstanding shareholders and persons holding rights to acquire any equity interest in Target.

         3.03. Subsidiaries. Target has five wholly-owned subsidiaries as follows: "National Institute for Estate Planning, Inc.", NIEP Agency Inc.", National Institute for Financial Services, Inc.", National Institute for Employee Benefits, Inc.", and "National Institute for Insurance Services, Inc.".

         3.04. Authority Relative to this Agreement. Target has full corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The

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execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and as of the Closing Date will have been duly and validly authorized by the shareholders of Target, and no other corporate proceedings on the part of Target are necessary for Target to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Target. This Agreement constitutes the valid and binding agreement of Target, enforceable against Target in accordance with its terms.

         3.05. No Filings and Approvals; No Violation. Except as may be required by the Securities Act of 1933, as amended (the "Securities Act"), state securities laws, and applicable corporate law, there is no requirement applicable to Target to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Target of the transactions contemplated by this Agreement. Target does not know of any reason why any required permit, authorization, consent or approval could not be obtained. Neither the execution and delivery of this Agreement by Target nor the consummation by Target of the transactions contemplated by this Agreement will
(a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Target, (b) result in a material breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license agreement, lease or other material contract, instrument or obligation to which Target is a party or by which Target or any of its assets may be bound, (c) or violate in any material respect any statute, rule, regulation, order, writ, injunction or decree applicable to Target or any of its assets, or (d) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the material assets of Target.

         3.06.    Financial Statements of Target. Target has delivered to MBHC
(i) an unaudited balance sheet of Target at December 31, 1997, and an unaudited statement of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 1997 (the "Target Financials"). The Target Financials have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods covered by such statements. The Target Financials, with any notes thereto, are in accordance with the books and records of Target and present fairly Target's financial position and results of operations and cash flows as of the dates and for the periods indicated therein.

         3.07.    Undisclosed Liabilities.

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         (a) Target does not have any material liabilities, whether absolute, accrued, contingent or otherwise, and whether due or to become due, except for those liabilities which (i) are accrued or fully reserved against in the balance sheet of the Target Financials; or (ii) are of a normally recurring nature and were incurred after December 31, 1997 in the ordinary course of business consistent with past practice. Section 3.07 of the Target Disclosure Schedule lists all liabilities of Target incurred after December 31, 1997 which are of a type required to be disclosed or reflected in financial statements and which either (A) are not in the ordinary course of business, or (B) exceed Five Thousand and No/100 Dollars ($5,000) with respect to any single transaction or single series of related transactions.

         (b) The amounts accrued for sales returns and allowances in the Target Financials are adequate to meet all foreseeable returns of products and other adjustments (including, but not limited to, price protection and inventory rotation).

         (c) Upon the execution hereof, MBHC shall hold harmless Seller from personal liability regarding any and all disclosed Target liabilities and MBHC shall assume said liabilities.

         (d) Upon capitalization MBHC shall make payable $400,000 for the payment of debt reduction of Seller.

         3.08. Absence of Changes. Since December 31, 1997, there has not been:

         (a) any material adverse change in the business, assets, liabilities, financial condition, results of operations or prospects of Target taken as a whole;

         (b) any material damage, destruction or casualty loss, whether or not covered by insurance, to any assets or properties of Target that amounts to more than Five Thousand and No/100 Dollars ($5,000) in the aggregate;

         (c) any increase in the compensation payable or to become payable by Target to its employees (other than adjustments consistent with prior practice) or any increase in any bonus, insurance, pension or other employee benefit plan or program, payment or arrangement (other than adjustments consistent with prior practice) made to, for or with any such directors, officers or employees except as contemplated by this Agreement;

         (d) any termination or notification of intended termination of a relationship with any material customer or supplier of Target;

         (e) any entry by Target into any commitment or transaction exceeding Five Thousand and No/100 Dollars ($5,000) in any instance

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including, without limitation, any borrowing or capital expenditure;

         (f) any material change by Target in accounting methods, principles or practices;

         (g) any repurchase or retirement of any securities of Target, or any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Target;

         (h) any act, omission or event which would be prohibited after the date of this Agreement under Section 4.1 hereof;

         (i) any sales returns or allowances not adequately provided for by the reserve in the Unaudited Financial Statements;

         (j) recognition of revenue on any transaction where a substantial or contingent right of return exists; or

         (k) any agreement, whether in writing or otherwise, to take any action described in this Section 3.08.

         3.09. Properties and Inventories. Target has good and marketable title to, valid leasehold interests in or other valid right to use all of the material assets used in its operations or necessary for the conduct of its business, subject to no security interests, licenses, encumbrances, restrictions or adverse claims, except as disclosed in the notes of the Target Financials and except for any lien for taxes not yet due and payable and except for any statutory liens for which payment is not delinquent. All of such assets are in good operating condition, normal wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. Target is not aware of any need to replace or substantially modify any material physical asset of Target in order to use such asset in the manner in which it is currently being used in Target's business as presently conducted. Target's inventory of finished goods, work in progress, materials and supplies is salable and is usable in the ordinary course of business.

         3.10. Real Property. Section 3.10 of the Target Disclosure Schedule contains a list and description of all real property owned and all real property leased by Target. Prior to the Closing, Target will provide MBHC with copies of all of the referenced leases. Target has either fee simple title or enforceable leasehold interests in all property shown in the Target Disclosure Schedule.

         3.11. Insurance. Target has fire and casualty insurance policies, with extended coverage (subject to deductibles) covering the material assets, properties and business of Target. All such policies, together with any life insurance policies maintained by

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Target, are identified in Section 3.11 of the Target Disclosure Schedule. Prior
to the Closing, Target will make copies of each of such policies available to MBHC. Target has not, to its knowledge, done anything by way of action or inaction which might invalidate any of such policies in whole or in part.

         3.12. Litigation. Except as set forth in Section 3.12 of the Target Disclosure Schedule, Target is not engaged in, nor has it been threatened with, any material litigation (which for this purpose shall mean a potential liability in excess of Five Thousand and No/100 Dollars ($5,000) or potential liabilities in the aggregate in excess of Five Thousand and No/100 Dollars ($5,000)), arbitration, investigation or other legal proceeding relating to Target or its business, property or employee benefit plans or policies, nor, to the knowledge of Target, is there any valid basis for any such proceeding.

         3.13.    Purchase, Sale and Other Agreements.

         (a) All of the following (whether written or oral) to which Target is a party or to which Target is subject are identified in Section 3.13 of the Target Disclosure Schedule:

         (i) every contract or agreement for the purchase by Target of inventory, supplies, equipment or other real or personal property, or the procurement of services, except individual purchase orders, or aggregate purchase orders to a single vendor, involving payments of less than Five Thousand and No/100 Dollars ($5,000);

         (ii) lease of equipment, machinery or other personal property involving aggregate annual payments in excess of One Thousand and No/100 Dollars ($1,000);

         (iii) contract or agreements for the sale or lease of products or furnishing of services by Target, except individual purchase orders, or aggregate purchase orders from a single customer, involving payments of less than One Thousand and No/100 Dollars ($1,000);

         (iv) joint venture, partnership or other contract or arrangement involving the sharing of profits;

         (v) contract or agreement, other than in the ordinary course of business, relating to the purchase or acquisition, by merger or otherwise, of a significant portion of the business, assets or securities of Target by any other person or of any other person by Target;

         (vi) contract or agreement containing a covenant or covenants which purport to limit to a material extent the ability or right of Target to engage in any lawful business activity or compete with any person or entity; or

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         (vii) material contract or agreement not otherwise described in this
Section 3.13 which is not terminable by and without penalty to Target within six months after the date of this Agreement.

         (b) A complete and accurate copy of each written contract, agreement and other document identified in Section 3.13 of the Target Disclosure Schedule will be made available to MBHC on or before December 31, 1996. Each contract, agreement or arrangement identified in Section 3.13 of the Target Disclosure
Schedule is, except to the extent fully performed at the date hereof, in full force and effect and valid and binding in accordance with its terms in all material respects; there is no material default under any such material contract, agreement, or arrangement; and no party to any such contract, agreement or arrangement has notified Target that it intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

         3.14. Licenses, Trademarks, Patents and Other Rights. To the best of Target's knowledge, Target owns, is licensed or otherwise entitled to use, or can obtain the right to use on a basis which is commercially reasonable, all patents, trademarks, trade names, service marks, copyrights, and other proprietary rights, and necessary to the business of Target as currently conducted or as contemplated by its current business plan. Section 3.14(a) of the Target Disclosure Schedule lists all Target patents and registered trademarks, trade names and service marks and copyrights, and applications for any of the foregoing, and all licenses, the subject matter of which is incorporated into any Target product, to which Target is a party (the "Target Intellectual Property"), other than licenses to readily available commercial software. Except as set forth in Section 3.14(b) of the Target Disclosure Schedule, no claims (including any request to enter into a license agreement) have been asserted or threatened by any person (i) to the effect that any activity in which Target is engaged infringes on any patents or other proprietary rights, (ii) against the use by Target of any trademarks, trade names, technology, know-how or processes necessary for the operation of the business of Target as currently conducted or presently contemplated, or (iii) challenging or questioning the validity or effectiveness of any of the Target Intellectual Property; and Target is not aware of any valid basis for any such claim. To the best of its knowledge, no party is infringing the Target Intellectual Property.

         3.15.    Employees.

         (a) Section 3.15(a) of the Target Disclosure Schedule identifies all consulting or employment agreements and other agreements with individual consultants or employees to which Target is a party and which are either currently effective or will become effective at the Closing, as well as any employee handbooks, policy manuals and job application forms used by Target. Copies of all such written agreements will be delivered to MBHC prior to the

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effective at the Closing, as well as any employee handbooks, policy manuals and job application forms used by Target. Copies of all such written agreements will be delivered to MBHC prior to the Closing. Also shown on Section 3.15(a) of the Target Disclosure Schedule are the names and dates of hire of each full-time employee of Target and as of December 31, 1997, each such person's base salary (excluding sales commissions and bonuses) and accrued vacation pay. No officer, manager or other key employee of Target has notified Target of an intention to terminate employment or to seek a material change in his terms of employment, except as identified in the Target Disclosure Schedule. In accordance with Target company handbook, as of December 31, 1997, there are no bonuses and/or carryovers.

         (b) Section 3.15(b) of the Target Disclosure Schedule contains a complete list of "Plans" consisting of each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is maintained or administered by Target, or to which Target contributes, and which covers any employee or former employee of Target or under which Target has any liability, including "employee welfare benefit plan", "employee benefit plan" and "employee pension benefit plan" as defined under ERISA;

         (c) With respect to the Plans, Target shall deliver to MBHC prior to the Closing, a copy of each Plan and any amendment(s) thereto, together with
(i) any written descriptions or summaries thereof, (ii) all trust agreements, insurance contracts, annuity contracts or other funding instruments, and (iii) the last two annual reports (IRS Form 5500 Series, together with all required schedules) prepared in connection with any such Plan. The Plans comply, to the extent applicable, with the requirements of ERISA and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified;

         (d) To Target's knowledge, no employee of Target is obligated under any agreement or judgment that would conflict with such employee's obligation to use his best efforts to promote the interests of Target or would conflict with Target's business as conducted or proposed to be conducted. To Target's knowledge, no employee of Target is in violation of the terms of any employment agreement or any other agreement relating to such employee's relationship with any previous employer and no litigation is pending or threatened with regard thereto.

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to the obligations of any person. Complete and accurate copies of all such written agreements will be delivered to MBHC prior to the Closing.

         3.17. Bank Accounts and Powers of Attorney. Section 3.17 of the Target Disclosure Schedule identifies all bank and credit card accounts used in connection with the operations of Target whether or not such accounts are held in the name of Target and lists their respective signatories, and lists the names of all persons holding a power of attorney from Target and summarizes the terms thereof.

         3.18. Compliance with Contracts. Target has performed all material obligations required to be performed by it as of the date of this Agreement under each material contract, obligation, commitment, agreement, undertaking, arrangement or lease referred to in this Agreement or the Target Disclosure Schedule and has not received any notice that it is in default thereunder. To its knowledge no other party is in default under such material agreements. The Merger and the actions contemplated thereby will not conflict with or result in a breach of the terms, conditions or provisions of any such material agreement or cause any acceleration of maturity of any such material agreements.

         3.19. Compliance with Laws. Target has substantially complied with all laws, regulations, judgments, decrees or orders of any court or governmental agency or entity applicable in any material respect to the conduct of its business.

         3.20. Taxes. All United States, foreign, state and local tax returns and reports (collectively "Returns") required to be filed to date with respect to the operations of Target have been accurately prepared in all material respects and duly filed, or an extension therefrom has been duly obtained, and, except for Taxes contested in good faith and disclosed in
Section 2.20 of the Target Disclosure Schedule, all Taxes payable have been paid when due; there is no examination or audit known to Target or any claim, asserted deficiency or assessment for additional Taxes in progress, pending, or threatened, nor to the knowledge of Target is there any reasonable basis for the assertion of any such claim, deficiency or assessment; no material special charges, penalties, fines, liens, or similar encumbrances have been asserted against Target with respect to payment of or failure to pay any Taxes which have not been paid or resolved without further liability to Target. Target has not executed or filed with any taxing authority any agreements extending the period for assessment or collection of any Taxes. Proper amounts have been withheld by Target from its employees' compensation payments for all periods in compliance with the tax withholding provisions of applicable federal and state laws. Target is not a party to any tax-sharing or tax-allocation agreement, nor does Target owe any amounts under any tax-sharing or tax-allocation agreement. As used in this Agreement, "Taxes" means all taxes, however denominated, imposed by any federal, territorial, state,

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local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

         3.21. Transactions with Associates of Management. No executive officer or director of Target has, either directly or indirectly through another entity, any material interest in any property or assets of Target (except as a shareholder).

         3.22. Accounts Receivable and Commissions. All accounts receivable and commissions reflected on the balance sheet of Target at December 31, 1997 are bona fide, arose in the ordinary course of business in the aggregate amount thereof and, to the best of Target's knowledge, are collectible (less any reserve for doubtful accounts and normal discounts) in the ordinary course of business.

         3.23. Investment Banking and Finder Fees. Target has not incurred nor will incur any obligation for investment banking or finder fees in connection with this Agreement or the transactions contemplated hereby.

         3.24. Transaction Expenses. No fees or bonuses shall be due and owing by Target to any third party as a result of this transaction.

         3.25. Investment Representations. Seller understands and acknowledges that the MBHCShares will not be registered under the Securities Act nor qualified under the securities law of the State of New York, by virtue of exemptions thereto. Seller (either alone or in conjunction with his professional adviser) has such experience and knowledge in investment, financial and business matters in investments similar to the stock of the MBHC that he is capable of protecting his own interest in connection therewith and qualifying for such exemptions. Further, Seller is acquiring the MBHCShares for investment purposes only for Seller's own account and not on behalf of any other person nor with a view to, or for resale in connection with any distribution thereof. Notwithstanding the foregoing, Seller represents that he shall divide the total number of shares received hereunder, i.e. 1,300,000 shares of Series A Preferred Stock of MBHC. Seller understands that the certificates representing the MBHCShares will be stamped with a legend

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substantially in the following form:

                  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

         3.26. State Securities Laws. If state of domicile of principal office of Target is different than state of domicile or principal office of MBHC based in part on the representations of MBHC, the transfer and conveyance of the TargetShares and the issuance and delivery of the MBHCShares as provided for in this Agreement is exempt from registration or qualification under any "Blue Sky," securities or similar laws of the State of New York and/or Texas by virtue of exemptions available thereunder.

         3.27. Value of MBHCShares. Seller has received and reviewed to Seller's satisfaction such documents and corporate and financial records of MBHC, and has had answered all questions with regard thereto that Seller deemed necessary or appropriate to evaluate the business, operations and assets of MBHC and the value of its common stock. Seller is relying solely on his own evaluation and analysis in determining the value of the MBHCShares and not on any representation of value or worth made by MBHC, its directors, officers, employees, agents, and/or shareholders.

         3.28. Tax Consequences. Although the exchange of shares and subsequent liquidation of Target contemplated by this Agreement, which liquidation shall be completed as promptly as commercially feasible following the Closing, is intended to be a "tax free reorganization" pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, and in reliance in part on Revenue Ruling 67-274, Seller understands that no assurance is given by MBHC that such transaction shall be deemed by the Internal Revenue Service to be a transaction upon which no gain or loss is recognized. Seller assumes the obligation for the payment of taxes, if any, related to any gain or loss to Seller as a result of the transactions contemplated by this Agreement. Additionally, the key executives of NICA to whom Seller shall distribute the MBHCShares shall assume the obligation for the payment of taxes, if any, related to any gain or loss to said key executive as a result of the transactions contemplated by this Agreement and the distribution transaction contemplated by Seller.

         4. Representations and Warranties of MBHC.

            MBHC hereby represents and warrants to the Sellers as

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distribution transaction contemplated by Seller.

         4.     Representations and Warranties of MBHC.
                MBHC hereby represents and warrants to the Sellers as follows:

         4.01   Capitalization.

         COMMON STOCK. - HAVING CORPORATE CUSIP NO. 618915 10 2 ISSUED BY STANDARD & POOR'S CUSIP SERVICE BUREAU.

         The Company's outstanding shares of Common Stock are fully paid and nonassessable. As of the date of this Stock Purchase Agreement there were 14,795,500 shares of Common Stock issued and outstanding, as of December 2, 1998 per MBHC's stock transfer agent of record, ChaseMellon Shareholder Services, LLC, having a $.0001 par value.

         The holders of shares of Common Stock are entitled to one vote per share and do not have cumulative voting rights on the election of directors. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to holders of shares of the Company's Common Stock. Shareholders of the Company do not have any preemptive rights to subscribe for or purchase any stock, obligations, warrants or other securities of the Company. The Company's Common Stock is publicly traded CTC:BB at symbol "MBHC".

         SERIES A PREFERRED STOCK. - HAVING CORPORATE CUSIP NO. 618915 20 1 ISSUED BY STANDARD & POOR'S CUSIP SERVICE BUREAU.

         As of the date of this Stock Purchase Agreement there were 5,000,000 shares of Series A Preferred Stock authorized and 841,667 shares of Series A Preferred Stock, as of December 2, 1998 per MBHC's stock transfer agent of record, ChaseMellon Shareholder Services, LLC, $.0001 par value, issued and outstanding ("Preferred").

         The rights, privileges and limitations of each Preferred Share are as follows: Preferred Shares are restricted in accordance with Rule 144 of the SEC code, for a period of 12 months. The conversion of Preferred Stock to Common Stock is not restricted as to the conversion itself or the effective date of the conversion thereto. One share of Convertible Preferred Stock shall be equal to Ten (10) shares of Common Stock, and at all times prior to conversion, shall carry ten votes per share effective at the time

         The Company previously offered for sale, up to a maximum of 2,000,000 Units of its securities on a "best efforts basis" (the "Offering"). Each Unit (the "Units") was sold at $10.00 per Unit ("Unit Price") and consisted of one
(1) share of 9.75% Series A(1) Convertible Preferred Stock (the "Shares") and one warrant to acquire one share (the "Warrant"). The offering terminated August 1998 after $170,000.00 was raised thereunder.

         Each share of Series A(1) Convertible Preferred Stock shall be automatically converted into ten shares of common stock of Mortgage Bankers Holding Corp. at such time as the inside bid price of its common stock closes at $3.00 or higher for five consecutive trading days.

         Each share of Series A(1) Convertible Preferred Stock will have a cumulative preferential dividend of 9.75% of purchase price per Preferred Share per annum, payable in cash, semi-annually each June 30 and December 31, commencing December 31, 1998, in arrears, out of funds legally available therefor, to each holder of record of Series A(1) Convertible Preferred Stock on the Company's books as of the day preceding the dividend payment date. At the time of conversion, the 9.75% dividend shall cease.

         In addition, each share of Series A(1) Convertible Preferred Stock will have one warrant attached entitling the holder to purchase one additional share of common stock of MBHC at the $1.00 per share. The warrants will expire five years following the date of subscription agreement executed by an investor.

         SERIES B PREFERRED STOCK. - HAVING CORPORATE CUSIP NO. 618915 40 9 ISSUED BY STANDARD & POOR'S CUSIP SERVICE BUREAU.

         As of the date of this Memorandum there were 500,000 shares of Series B Preferred Stock authorized and 200,000 shares of Series B Preferred Stock, $.0001 par value, issued and outstanding. Series B Preferred Stock is non-voting, non-convertible, and shall not qualify for a dividend.

         4.02. Issuance and Delivery of MBHCShares. The issuance and delivery of the MBHCShares has been duly authorized, and such shares, when issued and delivered in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable.

         4.03. Organization. MBHC (a) is a corporation (i) duly organized, validly existing and in good standing under the laws of the State of New York, and (ii) duly qualified and in good standing as a foreign corporation in each state in which it does business, except where the failure to so qualify would not have a materially adverse effect on its business or assets, and (b) has the corporate power and authority to own its properties and to carry on its business as now being conducted.

         4.04. Authority, Binding Agreement. This Agreement has been approved by the Board of Directors of MBHC. No consents, authorizations or approvals, whether of a governmental agency or instrumentality or otherwise, are necessary in order to enable MBHC to enter into and perform this Agreement. This Agreement constitutes legal, valid and binding obligations of MBHC and is enforceable against MBHC in accordance with its terms.

         4.05. Financial Condition. The business, assets, liabilities and financial condition of MBHC are, in all material respects, as set forth in the financial statements and other representations attached hereto as Schedule 4.05, which financial statements (i) have been prepared in conformity with generally accepted accounting principles, consistently applied, and (ii) do not fail to state any material fact necessary to make the information therein not misleading.

         4.06 Litigation. Except as set forth in Section 4.06 of the MBHC Disclosure Schedule There is no suit, action or other legal or administrative proceedings pending or threatened against MBHC, and to its knowledge, no circumstances exist or have occurred which may lead to any suit, action, proceeding or investigation which could materially and adversely affect its business, assets or financial condition. MBHC has received no notice from any federal, state or local governmental agency asserting any violation by MBHC of any law, ordinance or regulation. Notwithstanding the foregoing, MBHC attaches hereto and sets forth in Section 4.06 that certain Memorandum as prepared by MBHC's Securities Attorney F. Thomas Eck, III. Also notwithstanding the foregoing, MBHC hereby discloses, warrants, and represents, that the former Chairman of the Board of Directors of MBHC, who resigned effective November 5, 1998, may have obligated MBHC and/or its subsidiaries in a manner which could materially and adversely affect its business, assets, or financial condition, without the knowledge and/or approval of the full Board of Directors of MBHC.

         5.    Conditions to the Closing

         The obligations of the parties hereunder are subject to the satisfaction at or by the Closing of each of the conditions set forth below. Any of such conditions may be waived by the other party but only in writing.

         5.01. Compliance with Terms. On the Closing Date, all the terms, conditions and covenants of this Agreement to be complied with and performed by the respective parties shall have been complied with and performed in all material respects.

         5.02. No Material Change in Target. There shall be no material change in the business, assets, liabilities or financial condition of Target from that set forth in Schedule A hereto; and there shall be no significant change in the personnel of Target, except for the hiring of such personnel by MBHC and such other actions as MBHC shall have consented to in writing.

         5.03. Consent. Target shall have obtained the consent to assignment of contract from all third parties to any contracts, agreements or contractual rights with Target to the extent such consent is required by such agreement or by applicable law as a result of the transactions contemplated hereby, unless MBHC shall have in writing consented to the termination of such contract, agreement or right or waived the consent with respect thereto.

         5.04. No Material Change in MBHC. There shall be no material change in the business, assets, liabilities or financial condition of MBHC from that set forth in Schedule 4.05 hereto.

         5.05. Employment Agreements. MBHC shall offer and deliver Executive Employment Agreements on or before December 31, 1998, with effective dates of December 3, 1998, to the following individuals: James L. Burmeister, Dennis C. Rushovich, and Kevin P. Maloney.

         5.06.    Opinions of Counsel. At or before the Closing:

         a) MBHC shall have received an opinion of counsel for Target, dated as of the Closing, to the effect that:

         (i) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has the corporate power and authority to own its properties and to carry on its business as now being conducted. To the knowledge of such counsel, Target is duly qualified and in good standing as a foreign corporation in each sate in which it does business, except where the failure to so qualify would not have a materially adverse effect on its business or assets.

         (ii) No consents, authorizations or approvals, whether of Target (other than the approvals provided for herein), governmental agencies or instrumentalities or otherwise, are necessary in order to enable Seller to enter into and perform this Agreement. This Agreement constitutes legal, valid and binding obligations of the Seller and is enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

         (iii) Based in part on the representations of MBHC, the transfer and conveyance of the TargetShares and the issuance and delivery of the MBHCShares, in each case pursuant to the terms of this Agreement, is exempt from registration or qualification under any "Blue Sky," securities or similar laws of the states of New York and Texas by virtue of exemptions thereto.

         b) Target shall have received an opinion of counsel for MBHC, dated as of the Closing, to the effect that:

         (i) MBHC is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has the corporate power and authority to own its properties and to carry on its business as now being conducted. To the knowledge of such counsel, MBHC is duly qualified and in good standing as a foreign corporation in each state in which it does business, except where the failure to failure to so qualify would not have a materially adverse effect on its business or assets.

         (ii) All corporate and other actions required to be taken by or on the part of MBHC to authorize it to enter into and perform this Agreement have been duly taken. No consents, authorizations or approvals, whether of governmental agencies or instrumentalities or otherwise, are necessary in order to enable MBHC to enter into and perform this Agreement. This Agreement constitutes legal, valid and binding obligations of MBHC and is enforceable against MBHC in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

         (iii) Based in part on the representations of the Seller, the transfer and conveyance of the TargetShares and the issuance and delivery of the MBHCShares, in each case pursuant to the terms of this Agreement, is exempt from registration under the Securities Act of 1933, as amended, by virtue of
Section 4(2) thereof and from the qualification requirements of the securities laws of the states of New York and Texas.

         6.    Covenants.

         6.01. Stock Options. As part of their employment by MBHC, MBHC agrees to grant Incentive Stock Options under its stock option plan and Section 422 of the Internal Revenue Code of 1986, as amended, to James L. Burmeister, Dennis C. Rushovich, and Kevin P. Maloney. The exact number of shares to be granted to the respective employees shall be 500,000 shares of Common Stock of MBHC. Each option shall become exercisable as per the terms and conditions of that certain Stock Option Plan dated July 31, 1996 as adopted by MBHC. A copy of said Stock Option Plan shall be included herewith in Section 6.01 of MBHC Disclosure Schedule. In addition to the foregoing, an incentive stock option bonus plan will be negotiated and made a part of Messrs. Burmeister, Rushovich, and Maloney's

Executive Employment Agreements.

         6.02. Waiver. Seller hereby waives any claim or cause of action Seller may have against the representative for Seller, if any, based on a claim that the consideration for the MBHCShares, as initially negotiated by such representative, if any, on behalf of Seller, was insufficient or otherwise inadequate.

         7.    Miscellaneous.

         7.01. Other Documents. Seller shall, at any time after the Closing upon the request of MBHC, execute and deliver to MBHC such documents or instruments of conveyance, license or assignment or take such other action as is reasonably necessary to complete the transfer of the TargetShares or other transactions contemplated by this Agreement or to perfect the interest of MBHC therein. Further, the parties agree to take all actions and file such documents required to comply with New York securities laws, including the filing any notices as contemplated by Section 1.01.

         7.02. Costs. Except as otherwise specifically provided herein, MBHC shall pay the Closing costs and transfer cost applicable to this Agreement and the transfer of MBHCShares hereunder. Each party hereto shall bear the costs of their respective counsel and all other legal fees and costs related thereto. Both MBHC and Seller each hold the other harmless from any obligation for the payment of any finders fees or commissions, if any, in connection with the transactions contemplated by this Agreement as a result of any action of the indemnifying party.

         7.03. Invalidity Modification and Waiver. If any provision of this Agreement shall be held to be invalid or void, the remaining provisions shall nevertheless remain in effect. No provision of this Agreement may be modified and the performance or observance thereof may not be waived except by written agreement of the parties affected thereby. No waiver of any violation or nonperformance of any provision of this Agreement shall be deemed to be a waiver of any subsequent violation or nonperformance of the same or any other provision of this Agreement.

         7.04. Disputes, Choice of Law. This Agreement, the performance of the parties hereunder and any disputes related hereto shall be governed by the laws of the state of New York and subject to the exclusive jurisdiction of the courts therein. If either party shall initiate a legal proceeding to enforce its rights hereunder, the prevailing party in such legal proceedings shall be entitled to recover from the other party all costs, expenses and reasonable attorney's fees incurred in connection with such proceedings.

         7.05. Entire Agreement. This Agreement is and represents the subject to the exclusive jurisdiction of the courts therein. If either party shall initiate a legal proceeding to enforce its rights hereunder, the prevailing party in such legal proceedings shall be entitled to recover from the other party all costs, expenses and reasonable attorney's fees incurred in connection with such proceedings.

     7.05. Entire Agreement. This Agreement is and represents the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous discussions or agreements related thereof.

     7.06. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be originals and enforceable, and together shall constitute a single agreement.

     IN WITNESS WHEREOF, with the intent of being legally bound hereby, the parties hereto have caused this Agreement to be duly executed by their respective authorized representative as of the date first written above.

MORTGAGE BANKERS HOLDING CORP.                   NATIONAL INSTITUTE COMPANIES OF
                                                 AMERICA, INC.

by /s/ JAMES F. CARR                             by /s/ JAMES L. BURMEISTER
  ----------------------------                     -----------------------------
  James F. Carr, Chairman                          James L. Burmeister, Chairman


ATTEST:                                         ATTEST:

by /s/ JOHN A. D'ONOFRIO                         by /s/ ??????????????
  ----------------------------                     -----------------------------
  John A. D'Onofrio, Secretary


                                                SELLER:

                                                /s/ JAMES L. BURMEISTER
                                                --------------------------------
                                                James L. Burmeister

                            NICA Disclosure Schedule

The following items are attached hereto, incorporated herein, and made a part hereof for all purposes:

NICA-2.01.a         NICA Stock Certificate(s)

NICA-2.01.b         Corporate Resolution of NICA Authorizing Transaction

NICA-2.01.c         List of all Bank and Brokerage Accounts of NICA

NICA-2.01.d         Corporate Records of NICA - including Bylaws, Articles of
                    Incorporation, Corporate Minutes, and Corporate Seal

NICA-3.06           NICA Financial Statements

NICA-3.07           List of NICA Current Liabilities

NICA-3.10           List of all Real Property Owned or Leased by NICA

NICA-3.11           List of all Insurance Policies Owned by NICA

NICA-3.12           Itemization of ALL Litigation to Which NICA is a Party, if
                    ANY

NICA-3.13           Copies of all Equipment Leases, Purchase Orders, and
                    Insurance Contracts to Which NICA is a Party

NICA-3.15.a         List of NICA Employees and Copies of Employee Contracts and
                    Consulting Agreements

NICA-3.15.b         Copy of NICA's Employee Benefits Plan

NICA-3.17.a         List of all Bank, Brokerage, and Credit Accounts of NICA

NICA-3.17.b         List of all Authorized Individuals to Accounts Listed in
                    NICA-3.17.a

NICA-5.06           NICA Opinion of Counsel

                            MBHC Disclosure Schedule

The following items are attached hereto, incorporated herein, and made a part hereof for all purposes:

MBHC-4.05           MBHC's Audited Financial Statements

MBHC-4.06.a         Itemization of All Litigation to Which MBHC is a Party

MBHC-4.06.b         Memorandum Prepared by Attorney F. Thomas Eck, III

MBHC-5.05           MBHC Employment Agreements to Burmeister, Rushovich and
                    Maloney

MBHC-5.06           MBHC Opinion of Counsel

MBHC-6.01           MBHC Stock Option Plan Dated July 31, 1996

                                    ADDENDUM
                       MBHC-NICA STOCK PURCHASE AGREEMENT

The following items are attached hereto, incorporated herein, and made a part hereof for all purposes:

NICA request changes and/or adjustments to the following Sections:

1.01 PURCHASE AND SALE OF TARGET SHARES:

Lines: 8,9 and 10 "in exchange for an aggregate of One Million (1,000,000) shares of Series A Preferred Stock of MBHC (hereinafter the "MBHC Shares")" to;

in exchange for an aggregate of One Million Three Hundred Thousand (1,300,000) shares of Series A Preferred Stock of MBHC (hereinafter the "MBHC Shares")

2.02 MBHC:

"DELETED" Line: 5 "subject to contingency outlined in Section 7.05 below,"

3.07 UNDISCLOSED LIABILITIES:

(d): "DELETED" Line: 1-to-2 "as set further described in Section 7.05 below,"

3.25 INVESTMENT REPRESENTATIONS:

Line 14-to-15 "i.e. 1,000,000 share of Series A Preferred Stock of MBHC, amongst key executives of NICA as part of this transaction. To;

Line 14 "i.e. 1,300,000 share of Series A Preferred Stock of MBHC.
Line 15 (DELETED) "amongst key executives of NICA as part of this transaction."

6.01 STOCK OPTIONS:

NICA's associates or assigns will individually have their council prepare appropriate employment contracts to include Stock Options.

7.05 ENTIRE AGREEMENT:

"DELETED" Lines: 4-through-10 "Notwithstanding the above, the terms and conditions of this Agreement shall be contingent upon MBHC capitalizing itself with approximately $2,400,000 to $5,000,000 with 90 days of the date hereof. As such, any and all Target Shares and any and all MBHC Shares outlined and described in section 1.01 above shall be transferred upon satisfaction of contingency.

                         NICA DISCLOSURE UNDERSTANDING


4.06 LITIGATION:

NICA acknowledges that MBHC has suits, actions, proceeding and threatening against MBHC.

Signed with the intent of being legally bound hereby, the parties hereto have caused this Agreement to be duly executed by their respective authorized representative as of this date.


MORTGAGE BANKERS HOLDING CORP.

By: /s/ JAMES F. CARR                 This 15th day of March 1999
  -----------------------------------
  James F. Carr, Acting Chairman


ATTEST:

By:                                   This   day of March 1999
  -----------------------------------     ---
  John A. D'Onofrio, Acting Secretary


NATIONAL INSTITUTE COMPANIES OF AMERICA, INC.

By: /s/ JAMES L. BURMEISTER           This 15th day of March 1999
  -----------------------------------
  James L. Burmeister, Chairman


ATTEST:

By: /s/ ??????????????                This 15th day of March 1999
  -----------------------------------


SELLER:

   /s/ JAMES L. BURMEISTER            This 15th day of March 1999
  -----------------------------------
  James L. Burmeister